Manitoba

The Corporations Act
Loi sur les corporations
ARTICLES OF AMENDMENT
CLAUSES MODIFICATRICES

Manitoba
The Corporations Act / Loi sur les corporations
CERTIFICATE / CERTIFICAT
ARTICLES EFFECTIVE / LES STATUTS PRENNENT EFFET LE
14 MAR 2005
DIRECTOR, CORPORATIONS BRANCH
DIRECTEUR, DIRECTION DES CORPORATIONS

1. Name of corporation / Dénomination sociale	2. Business Number / Numéro d'entreprise
DIAMEDICA INC.	866422173

3. a) The amendment to the articles has been authorized by: / La modification apportée aux statuts a été autorisée par résolution des :

- directors / administrateurs ☐
- shareholders / actionnaire ☒
- members / membres ☐

b) under section / conformément à l'article 167(1)

c) and the articles are amended as follows: / et les statuts de la corporation sont modifiés de la façon suivante :

The annexed Schedule A is incorporated herein.

Date / Date	Signature / Signature	Office held / Poste
March 14, 2005	[signature]	CEO

Instructions: Specify the provision of the Act that authorizes the amendment, and the changes that are being made. Specify whether amendment was authorized by directors or shareholders. It is not necessary to attach a copy of the authorizing resolution.

Directives : Mentionner la disposition applicable de la Loi ainsi que les modifications apportée aux statuts. Indiquer également s'il s'agit d'une modification autorisée par les administrateurs ou par les actionnaires. Il n'est pas nécessaire de fournir une copie de la résolution qui autorise la modification.

OFFICE USE ONLY / RÉSERVÉ À L'ADMINISTRATION

Corporation Number: / N° de la corporation : 4135955

FORM 10 / FORMULE 10

SCHEDULE "A"

TO THE ARTICLES OF AMENDMENT OF

DIAMEDICA INC.

(the "Corporation")

The amendment to the Articles of Incorporation of the Corporation dated January 21, 2000, as amended by Articles of Amendment dated October 6, 2000 and April 3, 2001 (collectively, the "Articles") has been authorized by the shareholders pursuant to Section 167(1) of *The Corporations Act* (Manitoba) and the Articles are amended as follows:

1. by creating an unlimited number of Class A Preferred shares which may be issued for an unlimited maximum consideration;

2. by providing that the Class A Preferred shares shall be subject to the rights, privileges, restrictions and conditions set forth in the annexed Schedule "I", which Schedule "I" is incorporated in this form;

3. by deleting the Non-Voting Common, Class A, Class B, Class C and Class D shares of the Corporation;

4. by deleting the rights, privileges, restrictions and conditions attaching to the Non-Voting Common, Class A, Class B, Class C and Class D shares of the Corporation;

5. after giving effect to the foregoing, the authorized capital of the Corporation shall consist of:

   an unlimited number of Voting Common shares; and
   an unlimited number of Class A Preferred shares.

Schedule "I" to Articles of Amendment of
DiaMedica Inc.
(the "Corporation")

1. In these Articles of Amendment, unless the context otherwise requires:

"Articles" means the amended articles of incorporation of the Corporation, as shall be in force from time to time.

"Original Issue Price" means $0.60 per share the price actually paid by each respective Class A Preferred Shareholder in Canadian Dollars for each Class A Preferred Share held by such Class A Preferred Shareholder (as adjusted for any Common Share Reorganization, as defined herein).

2. The Class A Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

Dividends

(a) The holders of Class A Preferred Shares shall be entitled to receive dividends when, as and if declared thereon by the board of directors of the Corporation, provided that no dividend may be declared or paid on the common voting shares (the "Common Shares") unless the identical dividend per share is declared or paid, as the case may be, on the Class A Preferred Shares.

Voting

(b) The holders of the Class A Preferred Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to such number of votes as is equal to the number of Common Shares into which such Class A Preferred Shares are convertible at the time of the applicable vote.

Liquidation Preference on Liquidation, Dissolution or Winding-up

(c) In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation amongst its shareholders for the purposes of winding up its affairs, the holders of Class A Preferred Shares shall be entitled to receive in preference to the holders of any other class of capital stock of the Corporation, an amount per Class A Preferred Share equal to the greater of: (i) the Original Issue Price; and (ii) an amount equal to the pro rata share of the assets which would be available for distribution to the holders of the Class A Preferred Shares if such Class A Preferred Shares were converted into Common Shares at the applicable time of such liquidation or wind-up, together with holders of Common Shares (such greater amount is referred to herein as the "Liquidation Preference"). A merger, acquisition, sale of voting control or sale of substantially all of the assets and/or shares of the Corporation which results in the shareholders of the Corporation not owning a majority of the outstanding shares of the surviving corporation shall be deemed to be a liquidation for the purposes of this clause. All rights of the holders of Class A Preferred Shares shall cease with respect to the Class A Preferred Shares upon receipt of the payment of the full amount of the

Liquidation Preference.

Conversion Right and Conversion Price

(d) The Class A Preferred Shares are convertible into Common Shares at the option of the holder. Each Class A Preferred Shares is convertible into such number of fully paid and non-assessable Common Shares as is determined by dividing the Original Issue Price for such Class A Preferred Share by the applicable conversion price at the time in effect for such share (the "Conversion Price"). The initial Conversion Price of the Class A Preferred Shares shall be $0.60; provided however, that the Conversion Price shall be subject to adjustment pursuant to the provisions set forth below.

Conversion Procedure

(e) The conversion privileges for which provision is made herein shall be exercised by notice in writing given to the Corporation accompanied by the certificate or certificates representing the Class A Preferred Shares in respect of which the holder desires to exercise such conversion privilege and such notice shall be signed by the holder of the Class A Preferred Shares in respect of which such right is being exercised or by his duly authorized representative(s) and shall specify the number of Class A Preferred Shares which the holder desires to have converted. The Corporation shall pay any governmental or other tax imposed in respect of such conversion. Upon receipt of such notice and certificate or certificates, the Corporation shall, effective as of the date of such receipt, issue or cause to be issued a certificate or certificates representing such number of fully paid Common Shares as determined by dividing the Original Issue Price of the Class A Preferred Shares to be converted by the Conversion Price then in effect. If less than all of the Class A Preferred Shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate representing the Class A Preferred Shares represented by the original certificate which are not to be converted.

IPO Conversion

(f) The Class A Preferred Shares shall automatically convert into Common Shares based on the then applicable Conversion Price immediately prior to the closing of an Initial Public Offering (as defined below) of the Corporation at a share price not less than Original Issue Price per Common Share (as adjusted for stock splits, stock dividends, recapitalizations and the like).

For the purposes hereof, "Initial Public Offering" shall mean an offering of Common Shares by the Corporation to members of the public of not less than $2,000,000 (before deduction of commissions and expenses) and the listing of the Common Shares on a recognized stock exchange or completion of another transaction which results in the listing or public trading of the Common Shares or another class of shares, the terms of which are acceptable to the holders of 2/3 of the issued and outstanding Common Shares and the holders of 2/3 of the issued and outstanding Class A Preferred Shares.

Anti-Dilution Provisions

(g) If at any time after the issuance of the first issued Class A Preferred Share, and until the closing of an Initial Public Offering, the Corporation shall issue any Additional Securities (as defined below) at a price per share lower than the Conversion Price then in effect (the "Reduced Price"), then in such event, the Conversion Price shall be reduced, concurrently with such issue, for no additional consideration, to a price which equals the Reduced Price.

No adjustments of the Conversion Price shall be made in an amount less than one cent per share ($0.01). No adjustment of the Conversion Price pursuant to this paragraph shall be made if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

In the case of the issuance of Additional Securities for cash, the consideration shall be deemed to be the amount of cash received by the Corporation therefor.

In the case of the issuance of Additional Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof, determined in good faith by the board of directors of the Corporation.

"Additional Securities" means securities of any class issued by the Corporation after the issuance of the first Class A Preferred Share, other than shares issued upon a subdivision or combination of any of the Common Shares of the Corporation as described below.

Adjustment of Conversion Price

(h) If the Corporation shall declare a dividend or make a distribution on its outstanding Common Shares, in either case payable in Common Shares, other than pursuant to any dividend reinvestment or stock purchase plan, or shall divide its outstanding Common Shares into a greater number of shares, or shall consolidate its outstanding Common Shares into a lesser number of shares, or there should occur a consolidation or merger or amalgamation of the Corporation with or into any other company or body corporate, including by way of a sale whereby all or substantially all of the Corporation's undertaking and assets would become the property of any other company or body corporate (any such event being herein called a "Common Share Reorganization"), the Conversion Price then in effect shall be adjusted immediately after the effective date or record date of the Common Share Reorganization such that the number of Common Shares (or the shares into which the Common Shares of the Corporation are changed or reclassified) into which the Class A Preferred Shares are convertible shall be increased, decreased or changed by increasing or decreasing (as applicable) the number of Common Shares of the Corporation or changing the appropriate class or classes resulting from said reclassification or change or reclassifications or changes as the holder of the Class A Preferred Shares would have been entitled to

receive had the right of conversion been exercised before such reclassification or change or reclassifications or changes.

Redemption at Option of Class A Preferred Shareholders

(i) The Corporation shall, at any time and from time to time, after March 14, 2010, upon 60 days prior notice and at the election of the holders of at least a majority of the outstanding Class A Preferred Shares, redeem all of the outstanding Class A Preferred Shares in preference to all other classes of shares in one installment to be paid in full. Such redemption shall be at a purchase price equal to the greater of (i) Original Issue Price per Class A Preferred Share and (ii) the fair market value of the Class A Preferred Shares on an as if converted basis. For the purposes of this section, "fair market value" shall be the purchase price for Class A Preferred Shares or Common Shares in respect of the most recent sale made to a bona fide arm's length third party purchaser within the previous six months or, if no such sale has occurred within the previous six months, as determined by the directors of the Corporation acting reasonably.